Exhibit 16.1

June 26, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 25, 2009, of Arbinet Corporation (f/k/a Arbinet-thexchange, Inc.) and are in agreement with the statements contained in the first, second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP